Exhibit 23.1

Patrizio & Zhao, LLC
Certified Public Accountants and Consultants	322 Route 46 West
Member of	Parsippany, NJ 07054 Tel: (973) 882-8810 Fax: (973) 882-0788 www.pzcpa.com
Alliance of worldwide accounting firms

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Post-Effective Amendment No. 1 to a Registration Statement on Form S-1 pertaining to the registration of 680,000 shares of common stock of Xunna Information Technology, Inc., of our report dated September 24, 2012 with respect to the financial statements of Xunna Information Technology, Inc. for the years ended June 30, 2012 and 2011. We also consent to the reference to us under the heading “Experts” in the above referenced Registration Statement.

Patrizio & Zhao, LLC
Certified Public Accountants and Consultants

Parsippany, New Jersey
April 29, 2013